SETTLEMENT AGREEMENT

This Settlement Agreement, dated November 28, 2006 (for identification purposes), is reached by and among Secured Investment Resources Fund, L.P., a Kansas limited partnership (“SIR1”), Secured Investment Resources Fund, L.P. II, a Delaware limited partnership (“SIR2,” and together with SIR1, “Plaintiffs”), James R. Hoyt (“Hoyt”), SPECS, Inc., a Kansas corporation (“SPECS”), and Antique Sampler Shoppes, Inc. (a.k.a. DGUYDJ, Inc.), a Kansas corporation (“Antique,” and together with SPECS and Hoyt, “Defendants”).

WHEREAS, Plaintiffs and Defendants are parties to that certain civil action pending in the District Court of Johnson County, Kansas (the “Court”), Case No. 05CV08810 (the “Lawsuit”);

WHEREAS, in the Lawsuit, Plaintiffs assert claims against Defendants arising out of or concerning the Promissory Note defined below, and claims for amounts alleged to be due to Plaintiffs from insurance refunds paid to Defendants;

WHEREAS, in the Lawsuit, Defendants assert counterclaims against Plaintiffs for amounts alleged to be due to Defendants for services provided to Plaintiffs; and

WHEREAS, the parties to this Settlement Agreement desire to amicably settle the claims asserted against each other in the Lawsuit;

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement the following terms shall have the following meanings, unless the context indicates otherwise:

a. “Agreement” refers to this Settlement Agreement.

b. “Affiliate” of any subject Person means any Person, that, on the date hereof (unless another date or period is specifically referenced), directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such subject Person. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the direct or indirect possession of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

c. “Antique” is defined in the introductory paragraph of this Agreement.

d. “Court” is defined in the first whereas clause of this Agreement.

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e. “Defendant Counsel” means Phillip C. Rouse of Douthit Frets Rouse Gentile & Rhodes, LLC, 903 E. 104th Street, Suite 610, Kansas City, MO 64131-3464.

f. “Defendants” is defined in the introductory paragraph of this Agreement.

g. “Effective Date” shall be the date this Agreement is signed by all of the parties and the Plaintiff Counsel has closed the Escrow, which Effective Date shall be set forth by Plaintiff Counsel in its letter to the parties by which it delivers signed originals of this Agreement to the parties.

h. “Escrow” means the escrow described in Section 2.05 of this Agreement.

h. “Hoyt” is defined in the introductory paragraph of this Agreement.

i. “Lawsuit” is defined in the first whereas clause of this Agreement.

j. “Plaintiffs” is defined in the introductory paragraph of this Agreement.

k. “Plaintiff Counsel” means Plaintiffs’ counsel in the Lawsuit, i.e., Frank Lipsman at Norton, Hubbard, Ruzicka & Kreamer, LLC, 130 N. Cherry, P.O. Box 550, Olathe, Kansas 66051.

l. “Promissory Note” means that certain Promissory Note with an effective date of February 1, 2005 executed by Hoyt in favor or SIR2.

m. “SIR1” is defined in the introductory paragraph of this Agreement.

n. “SIR1 Promissory Note” means that certain Promissory Note with an effective date of February 1, 2005 executed by SIR1 in favor of Hoyt, including the re-executed replacement original signed July 5, 2006.

o. “SIR2” is defined in the introductory paragraph of this Agreement, it being acknowledged by the parties that the same entity has occasionally been identified using other minor variations of the name, e.g., Secured Investment Resources Fund II, LP, with the intention of referring to the same legal entity.

p. “SPECS” is defined in the introductory paragraph of this Agreement.

Section 1.02. Interpretation. Any pronoun used in this Agreement shall include the corresponding masculine, feminine and neutered forms. The term “Person” includes individuals, partnerships, corporations, limited liability companies, trusts, and any other form of entity. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” “hereunder,” and similar terms shall refer to this Agreement, unless the context otherwise requires.

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ARTICLE 2

SETTLEMENT OF LAWSUIT

Section 2.01. Stipulated Judgment. Defendants shall stipulate to have judgment entered against them, jointly and severally, in favor of SIR2, for $2,750,000 (“Stipulated Judgment”). Defendants hereby waive any rights of appeal or other rights they may have to contest the validity of the Stipulated Judgment. Defendants agree that the Stipulated Judgment shall accrue interest at the legal rate of interest from the Effective Date. Defendants and Defendant Counsel shall deliver all signed documents required, in the reasonable judgment of Plaintiff Counsel, to obtain the Stipulated Judgment, which documents shall be held in the Escrow.

Section 2.02. Partial Payment of Judgment. Defendants shall pay $100,000.00 to SIR2, to be credited toward the amount due on the Stipulated Judgment. Defendants shall deliver such amount, in good, dispersible funds, to Plaintiff Counsel, which funds shall be held in the Escrow.

Section 2.03. Continuance; Dismissals. Upon the delivery to Escrow of fully executed originals of this Agreement, Plaintiff Counsel and Defendant Counsel shall notify the Court that a tentative settlement of the Lawsuit has been reached and seek a continuance of the Lawsuit pending the closing of the Escrow. Immediately following the closing of the Escrow, all parties to the Lawsuit shall file a request that the Court enter the Stipulated Judgment and enter an order dismissing with prejudice all other claims in the Lawsuit. Defendants and Defendant Counsel shall deliver all signed documents required, in the reasonable judgment of Plaintiff Counsel, and Plaintiffs and Plaintiff Counsel shall deliver all signed documents required, in the reasonable judgment of Defendant Counsel, to conclude the Lawsuit as described in this Section, which documents shall be held in the Escrow. The parties shall reasonably cooperate with respect to the execution and filing of such additional documents as may become necessary to conclude the Lawsuit as described in this Section. Each party shall bear its own costs and attorney’s fees with respect to the Lawsuit, including any further filings or hearings that occur in order to accomplish the foregoing.

Section 2.04. List of Assets. Defendants shall provide a list of all of their assets, with a value ascribed to each asset (“Asset List”). Such ascribed values may be net of debt actually secured by such asset and disclosed on the Asset List. The Asset List shall be delivered to and held in the Escrow. The Asset List will be reviewed by Plaintiffs and Plaintiffs must approve the Asset List as a condition to closing the Escrow and effectuating this Agreement. For the purpose of creating a Asset List, accumulated tax losses held by a Defendant shall not be considered an asset, including any suspended tax losses or tax loss carry forwards.

Section 2.05. Escrow. The parties shall deliver duplicate, fully executed originals of this Agreement, and the other items required by the Agreement to be delivered to Escrow, to Plaintiff Counsel. Plaintiff Counsel shall hold each item in escrow until all deliveries have been made by all parties as required by this Agreement, at which time this

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Agreement will be deemed executed and delivered by all parties and Plaintiff Counsel shall deliver executed Agreements to the parties, deliver funds to SIR2 and make the Court filings required by this Agreement. If all items required by the Agreement to be delivered to Escrow have not been received by Plaintiff Counsel by December 12, 2006, then, unless Plaintiffs are the only party to have failed to deliver an item to Escrow, the Plaintiffs may terminate this Agreement upon written notice to Hoyt or to Defendant Counsel. Alternatively, Plaintiffs may seek to enforce this Agreement against Defendants, including seeking specific performance, by application to the Court or any other means deemed appropriate by Plaintiffs.

ARTICLE 3

POST-CLOSING

Section 3.01. Debtors Exam. Hoyt agrees to appear and testify under oath in a debtor’s exam deposition to be taken by Plaintiff Counsel on January 23, 2007 (“Debtor Exam”). Hoyt agrees to provide to Plaintiff Counsel by January 12, 2007, to the extent in his possession, control, or legal right to obtain, true and accurate copies of the documents described in the attached Exhibit A (“Debtor Documents”). Hoyt and Defendant Counsel shall deliver all signed documents required, in the reasonable judgment of Plaintiff Counsel, to require Hoyt’s appearance at the Debtor Exam, which documents shall be held in the Escrow. Upon written notice to Plaintiff Counsel setting forth in good faith a good cause, the Debtor Exam may be rescheduled to a date that is within 20 days of the originally scheduled date. Failure to hold the Debtor Exam within 20 days of the originally scheduled date, regardless of the reason (including death or incapacity), shall be deemed a failure to appear at the Debtor Exam in breach of the Agreement.

Section 3.02. Exam of Others. If Hoyt or Defendant Counsel inform Plaintiffs or Plaintiff Counsel that another person may have Debtor Documents or may know information requested in the Debtor Exam, then Defendants and Defendant Counsel shall consent to and reasonably cooperate with any attempts by Plaintiff Counsel to serve a subpoena upon and to depose such person.

Section 3.03. Cooperation. Each Defendant agrees to cooperate reasonably in current or future litigation involving the property or business of the Plaintiffs or their Affiliates regarding attendance at depositions and information or document requests by a Plaintiff or an Affiliate or representative of a Plaintiff.

ARTICLE 4

RELEASES & FORBEARANCE

Section 4.01. Forbearance. SIR2 shall forbear from making any attempt to collect or otherwise enforce the Stipulated Judgment unless (a) Hoyt fails to provide the Debtor Documents, fails to appear for the Debtor’s Exam, or otherwise is in material breach of this Agreement after failing to cure the breach within fifteen (15) days after written notice thereof from SIR2, (b) Hoyt testifies at the Debtor’s Exam in a manner that indicates the

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Asset List did not identify any asset worth $10,000 or more, or did not identify assets worth in the aggregate $20,000 or more, (c) any voluntary bankruptcy or similar proceeding has commenced regarding any Defendant, or an involuntary bankruptcy or similar proceeding has commenced regarding any Defendant that has not been dismissed within 60 days of its commencement (or such later date that a motion to dismiss filed within such period has been decided), (d) at the Debtor’s Exam or within one (1) year thereafter (the “One Year Period”), Plaintiffs obtain evidence that the Asset List materially understated the assets of the Defendants or the value thereof. SIR2 shall not be required to make any showing in order to enforce the Stipulated Judgment. If a Defendant disputes that SIR2 is entitled to enforce the Stipulated Judgment, it may bring an action for breach of this Agreement, which shall be its sole remedy; it being agreed that Defendants are not prohibited from seeking injunctive relief in any such action. By the end of the One Year Period (or, if later, the date a decision is made on a motion to dismiss an involuntary bankruptcy or similar proceeding regarding any Defendant that commenced within the One Year Period), if SIR2 has not become entitled by this Agreement to attempt to collect or otherwise enforce the Stipulated Judgment, then the Stipulated Judgment shall be deemed satisfied and paid in full by agreement, and the parties shall reasonably cooperate to file such documents as may be reasonably required to implement the satisfaction of judgment.

Section 4.02. Limited Release by Plaintiffs. Each Plaintiff hereby releases and discharges each Defendant from all claims and causes of action of any kind or nature (whether known or unknown, asserted or unasserted, existing or arising in the future, equitable or legal, known now or discovered in the future) for any form of relief, injury, loss, or any item of damage which any such Plaintiff may now have or under circumstances may in the future have against such Defendant arising out of or in any manner relating (a) to the failure to pay the Promissory Note, or (b) the acts or omissions that are the subject of the Lawsuit. This Section 4.02 shall not apply to claims and causes of action arising out of this Agreement or the Stipulated Judgment.

Section 4.03. Release by Defendants. Each Defendant hereby releases and discharges each Plaintiff, each partner of a Plaintiff, and any Affiliate of a Plaintiff, from all claims and causes of action of any kind or nature (whether known or unknown, asserted or unasserted, existing or arising in the future, equitable or legal, known now or discovered in the future) for any form of relief, injury, loss, or any item of damage which any such Defendant may have arising from or related to actions or omissions prior to the Effective Date.

Section 4.04. Specific Releases; Assignment. In furtherance of Section 4.03 above, and not in limitation thereof, Hoyt agrees that the SIR1 Promissory Note is satisfied and discharged upon the Effective Date of this Agreement; and that each Defendant, on behalf of itself and any Affiliate controlled by it, releases and discharges each Plaintiff, each partner of a Plaintiff, and any Affiliate of a Plaintiff, from all claims and causes of action of any kind or nature relating to any amounts advanced by a Defendant or an Affiliate of a Defendant in connection with the attempted sale of the Sunwood Village Apartments to Mega Ventures, LLC or the attempted foreclosure on such property by its mortgage

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lender. Each Defendant hereby assigns to SIR2 any amount owed currently to it or that may become due in the future to it from Mega Venture, LLC, or any Affiliate thereof.

Section 4.05. Set-off from Stipulated Judgment. If at any time any Defendant or Affiliate of a Defendant is found by a Plaintiff or an Affiliate thereof, or by final judgment of a court of competent jurisdiction, to be owed any amount of money, the Defendants will indemnify Plaintiffs and their Affiliates from all such amounts up to the amount of the Stipulated Judgment, and Defendants shall, and shall cause their Affiliate, to accept such set-off as payment in full of any such amounts. This Section 4.05 shall apply regardless of whether SIR2 is otherwise entitled under this Agreement to enforce the Stipulated Judgment.

Section 4.06. Amicable Settlement. This Agreement constitutes an amicable compromise and settlement of disputed claims. This Agreement is made for the sole purpose of resolving disputes between the parties for business reasons without the burden and expense of further litigation. This Agreement shall not be construed as an admission by any party on any contention or claim.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Further Assurances. The parties hereto agree to reasonably cooperate with respect to the implementation of the transactions described in this Agreement, and to execute such documents as may be reasonably necessary to implement the transactions described in this Agreement.

Section 5.02. Waiver of Default. No consent or waiver with respect to any breach or default of any provision of this Agreement shall constitute a waiver of, agreement to, or acquiescence in any other breach or default by any party of the same provision or any other provision of this Agreement. The failure on the part of a party to act, to complain of any act, or to declare a party in default or breach shall not be deemed or constitute a waiver by the party of any rights hereunder.

Section 5.03. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the Lawsuit, and supersedes any prior or contemporaneous agreements, understandings, representations, negotiations, or communications between the parties with respect to the Lawsuit. There are no other agreements or understandings between the parties concerning the Lawsuit. The parties hereto are not relying upon any representation of any other party hereto (or of any agent or attorney representative of any party hereto) which is not stated in this Agreement.

Section 5.04. Amendment. This Agreement may be amended by a written agreement of amendment executed by all of the parties, but not otherwise. No variations, modifications, amendments, waivers, or changes hereto shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of both parties.

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Section 5.05. Signatures. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart. A signature provided by facsimile shall constitute a valid signature for the purpose of this Agreement. The persons executing this Agreement on behalf of an entity represent that they have the authority to execute this Agreement on behalf of the entity.

Section 5.06. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 5.07.   Attorneys’ Fees. If any action be brought to enforce this Agreement, including any action for preliminary and/or injunctive relief, the prevailing party shall be entitled to reimbursement for their reasonable actual attorneys’ fees and expenses (including the time of employed personnel) in connection with such dispute. If a party obtains a temporary restraining order, preliminary injunction, permanent injunction, or other relief ordering the other party to perform an obligation pursuant to this Agreement, the party so ordered to perform shall reimburse the party obtaining the order or injunction for its reasonable actual attorneys’ fees and expenses incurred in such action to the date of such order (including the time of employed personnel) within three (3) days of receipt of notification of such amount.

Section 5.08. Governing Law. This Agreement shall be governed by the laws of the State of Kansas, without regard to the conflicts of law provisions thereof.

Section 5.09. Drafting; Representation. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party. The headings used in this Agreement are used for convenience only; they have no legal significance.

Section 5.10. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by facsimile transmission, reputable overnight courier, or first class mail, with all postage or other charges prepaid. Any such notice shall be deemed given on the date it is delivered prior to 5:00 p.m. (recipient’s time) personally or by facsimile transmission, one day after the date it is delivered to an overnight courier, or three days after the date it is mailed, addressed as follows:

If to Plaintiffs:

Millenium Management
199 S. Los Robles, Suite 200,
Pasadena, California 91101
Attn.: W. Robert Kohorst or Christopher K. Davis
Facsimile: (626) 585-5929

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If to Defendants:

2540 W. Pennway, 2nd Floor
Kansas City, MO 64108
Attn.: James R. Hoyt
Facsimile:	816-353-6579

Any party may designate another address or person to receive notices hereunder by notice given in accordance with the foregoing.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in accordance with the provisions hereof.

PLAINTIFFS: Secured Investment Resources Fund, L.P. By: Millenium Management, LLC, General Partner
By:	/s/ Christopher K. Davis
Christopher K. Davis Vice President and General Counsel

Secured Investment Resources Fund, L.P. II By: Millenium Management, LLC, General Partner
By:	/s/ Christopher K. Davis
Christopher K. Davis Vice President and General Counsel

DEFENDANTS:
/s/ James R. Hoyt
James R. Hoyt

SPECS, Inc.
By:	/s/ James R. Hoyt
James R. Hoyt, President

Antique Sampler Shoppes, Inc. (a.k.a. DGUYDJ, Inc.)
By:	/s/ James R. Hoyt
James R. Hoyt, President

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